Exhibit 10.1

$100,000,000

CREDIT AGREEMENT

among

SWS GROUP, INC.,

as Borrower,

The Subsidiaries of SWS Group, Inc. from Time to Time Parties Hereto,

as Guarantors,

The Several Lenders from Time to Time Parties Hereto,

and

Hilltop Holdings Inc.,

as Administrative Agent

Dated as of July 29, 2011

SECTION 6.	NEGATIVE COVENANTS	28

6.1	Financial Condition Covenants	28
6.2	Indebtedness	28
6.3	Liens	30
6.4	Fundamental Changes	31
6.5	Disposition of Property	32
6.6	Restricted Payments	33
6.7	Capital Expenditures	33
6.8	Investments	34
6.9	Transactions with Affiliates	35
6.10	[Reserved]	35
6.11	Changes in Fiscal Periods	35
6.12	Lines of Business	35
6.13	Limitation on Certain Restrictions on Subsidiaries	36

SECTION 7.	EVENTS OF DEFAULT	36

SECTION 8.	THE ADMINISTRATIVE AGENT	38

8.1	Appointment	38
8.2	Delegation of Duties	39
8.3	Exculpatory Provisions	39
8.4	Reliance by Administrative Agent	39
8.5	Notice of Default	40
8.6	Non-Reliance on Administrative Agent and Other Lenders	40
8.7	Indemnification	41
8.8	Agent in Its Individual Capacity	41
8.9	Successor Administrative Agent	41

SECTION 9.	MISCELLANEOUS	42

9.1	Amendments and Waivers	42
9.2	Notices	43
9.3	No Waiver; Cumulative Remedies	44
9.4	Survival of Representations and Warranties	44
9.5	Payment of Expenses and Taxes	44
9.6	Successors and Assigns; Participations and Assignments	45
9.7	Adjustments; Set-off	48
9.8	Counterparts	48
9.9	Severability	48
9.10	Integration	49
9.11	GOVERNING LAW	49
9.12	Submission To Jurisdiction; Waivers	49
9.13	Acknowledgements	50
9.14	Releases of Guarantee	50
9.15	Confidentiality	50
9.16	WAIVERS OF JURY TRIAL	51
9.17	USA PATRIOT Act	51

ii

SECTION 10.	GUARANTEE	51

10.1	Guarantee	51
10.2	No Subrogation	52
10.3	Amendments, etc. with respect to the Obligations	53
10.4	Guarantee Absolute and Unconditional	53
10.5	Reinstatement	54
10.6	Payments	54

iii

SCHEDULES:

1.1A	Commitments
1.1B	Broker-Dealer Subsidiaries
6.2(e)	Existing Indebtedness
6.3(f)	Existing Liens
6.8	Existing Investments

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Assignment and Assumption
C	Form of Exemption Certificate
D	Form of Joinder Agreement

CREDIT AGREEMENT (this “Agreement”), dated as of July 29, 2011 among SWS GROUP, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower from time to time parties to the Agreement, as Guarantors, the several banks and other institutions or entities from time to time parties to this Agreement (the “Lenders”), and Hilltop Holdings Inc., as Administrative Agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms

As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Act”: as defined in Section 9.17.

“Administrative Agent”: Hilltop Holdings Inc., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Section 6.9, “Affiliate” shall also include a Person with the power, directly or indirectly, to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person. For all purposes of this definition (including as it relates to Section 6.9), the Borrower and any of its Affiliates are not Affiliates of the Lenders or any of their respective Affiliates.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Premium”: with respect to any Loans prepaid on any applicable Prepayment Date, the present value at such Prepayment Date of all required interest payments due on such Loans through the Maturity Date (excluding accrued but unpaid interest as of the applicable Prepayment Date), computed using a discount rate equal to the sum of (a) the Treasury Rate as of such Prepayment Date, plus (b) 50 basis points.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.

“Bank”: Southwest Securities, FSB.

“Bank Reserve”: as defined in Section 5.10.

“Benefited Lender”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Broker-Dealer Subsidiaries”: the Subsidiaries listed on Schedule 1.1B and any other Subsidiary that becomes a registered broker-dealer after the date hereof.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the States of New York or Texas generally are authorized or required by law or other government actions to be closed.

“C & D Order”: the Order to Cease and Desist, effective as of February 4, 2011, issued to the Bank by the Office of Thrift Supervision, acting by and through its Regional Director for the Western Region.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000 or (i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“C.F.R.”: the Code of Federal Regulations, as in effect from time to time.

“Closing Price” of any security on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Borrower and reasonably acceptable to the Warrantholders for this purpose.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A. The aggregate amount of the Commitments is $100,000,000.

“Common Stock” means the Borrower’s common stock, par value $0.10 per share (or other relevant capital stock or equity interest of the Borrower), and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Borrower or pursuant to an agreement or a merger, consolidation, reorganization, statutory share exchange or similar transaction to which the Borrower is a party.

“Commonly Controlled Entity”: any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code and all other entities which, together with such Borrower, are treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided, further, that clause (c) above shall not exclude the undistributed earnings of any Subsidiary in situations where the only restriction on the ability of such Subsidiary to declare or pay dividends or make similar distributions arises from regulatory restrictions (or Contractual Obligations relating to compliance with law or regulatory restrictions).

“Continuing Directors”: the directors of the Borrower on the date hereof and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in Section 7(j).

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Regulated Subsidiary”: any Subsidiary that is a registered broker-dealer, bank or other regulated entity in respect of which the guaranteeing by such Subsidiary of the Obligations would (a) be prohibited by federal law or regulation or any form of action or directive by a federal agency that supervises the Subsidiary or, (b) in the good faith judgment of the Borrower, result in adverse regulatory consequences to such Subsidiary, or impair the conduct of the business of such Subsidiary.

“Excluded Taxes”: as defined in Section 2.8(a).

“Exercise Price”: as defined in the Warrants.

“FATCA”: Section 1471 through 1474 of the Code and any regulations with respect thereto or official interpretations thereof.

“FDI Act”: as defined in Section 6.1(d).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“FINRA”: the Financial Industry Regulatory Authority or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Agreement”: that certain Funding Agreement, dated as of March 20, 2011, between the Borrower, Hilltop Holdings Inc., a Maryland corporation, Oak Hill Capital Partners III, L.P., a Cayman Islands exempted limited partnership and Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership.

“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 2.1(f) of the Funding Agreement. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, at the request of the Borrower or the Administrative Agent, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: each Subsidiary of the Borrower other than (a) any Excluded Foreign Subsidiary (or any Subsidiary thereof) and (b) any Excluded Regulated Subsidiary (or any Subsidiary thereof).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements and (k) all obligations or liabilities of such Person arising from a Repo Transaction; provided, that the term “Indebtedness” shall not include (A) payments with respect to deferred employee compensation, (B) agreements providing for indemnification, for the adjustment of purchase price or for similar adjustments in connection with a Permitted Acquisition or a Disposition permitted by Section 6.5 or (C) any obligations of such Person in respect of any lease pursuant to which such Person is the lessee that is accounted for as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 9.5.

“Indemnitee”: as defined in Section 9.5.

“Ineligible Institution”: shall mean the Persons identified in writing to the Administrative Agent by the Borrower on the Closing Date.

“Initial Bank Contribution Amount”: as defined in Section 5.10.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: the last day of each March, June, September and December to occur while the Loans are outstanding and the Maturity Date.

“Investments”: as defined in Section 6.8.

“Lenders”: as defined in the preamble hereto.

“Leverage Ratio”: as defined in 12 C.F.R. 325.2(m) (incorporating other terms defined in 12 C.F.R. 325.2 and calculations in accordance with 12 C.F.R. part 325).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: as defined in Section 2.1.

“Loan Documents”: this Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Maturity Date”: the day prior to the fifth anniversary of the date hereof.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Excluded Taxes”: as defined in Section 2.8(a).

“Non-U.S. Lender”: as defined in Section 2.8(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 9.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person that is in the same line of business of the Borrower if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) any acquired or newly formed corporation, partnership, association or other business entity shall be a Wholly Owned Subsidiary, or a Domestic Subsidiary in which an Investment is permitted (and to the extent permitted) pursuant to Section 6.8, and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 5.9 shall have been taken and (c) the Borrower and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 6.1 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and the Subsidiaries as if such acquisition and related financings or other transactions had occurred on the first day of each relevant period for testing such compliance.

“Person”: an individual, partnership, corporation, limited liability company, joint stock company, trust (including statutory trust or business trust), unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by Title IV ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Condition”: as of any date, the condition that the Closing Price of the Common Stock shall exceed 150% of the Exercise Price on at least 20 Trading Days out of the 30 consecutive Trading Days immediately preceding such date.

“Prepayment Date”: means, in respect of any Loan, (a) in the event that the Lender holding such Loan is a Warrantholder, the earlier of (i) the date of delivery of notice by such Lender to Borrower that such Lender elects not to apply any of the proceeds of the prepayment of principal of its respective Loan toward the payment of the Exercise Price of such Warrantholder’s Warrants and (ii) the expiration of the Applicable Period (as defined in such Warrantholder’s Warrants), as such period may be extended pursuant to the terms of such Warrants, or (b) in the event that the Lender holding such Loan is not a Warrantholder, 30 days following the Borrower’s delivery of the applicable prepayment notice to the Administrative Agent.

“pro forma”: all pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and may also reflect any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended.

“Properties”: the facilities and properties owned, leased or operated by any Group Member.

“Register”: as defined in Section 9.6(b)(iii).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repo Transaction”: any of the following: repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell backs agreements, securities lending and borrowing agreements and any other agreement or transaction similar to those referred to above in this definition.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043 pursuant to PBGC regulations promulgated under Section 4043 of ERISA as in effect on the date hereof.

“Required Lenders”: holders of at least 80 % the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the Chief Executive Officer, President or Chief Financial Officer of the Borrower, but in any event, with respect to financial matters, the Chief Financial Officer of the Borrower or persons acting in such capacities.

“Restricted Payments”: as defined in Section 6.6.

“SEC”: the United States Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Subordinated Indebtedness”: Indebtedness of the Borrower that is subordinated in right of payment to the Obligations, provided, that such Indebtedness has (a) no maturity, amortization, mandatory redemption or repurchase option or sinking fund payment prior to the date that is six months after the Maturity Date, (b) customary subordination provisions as shall be reasonably satisfactory to the Administrative Agent and (c) no financial maintenance or performance covenants, unless such Indebtedness shall also have standstill provisions as shall be reasonably satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Tangible Net Worth”: means, as of any date: (a) the total assets of the Borrower and its Subsidiaries which would appear on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, minus (b) the total liabilities of the Borrower and its Subsidiaries which would appear on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, prepared in accordance with GAAP, minus (c) the net book amount of all intangible assets of the Borrower and its Subsidiaries (including without limitation goodwill and intellectual property, after deducting any reserves applicable thereto) which would appear on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, prepared in accordance with GAAP.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, penalties and additions thereto.

“Tier 1 Risk-Based Capital Ratio”: as defined in 12 C.F.R. 325.2(w) (incorporating other terms defined in 12 C.F.R. 325.2 and calculations in accordance with appendix A to 12 C.F.R. part 325).

“Total Risk-Based Capital Ratio”: as defined in 12 C.F.R. 325.2(y) (incorporating other terms defined in 12 C.F.R. 325.2 and calculations in accordance with appendix A to 12 C.F.R. part 325).

“Trading Day” means:

(1) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national security exchange, a day on which the New York Stock Exchange or such other national security is open for business;

(2) if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made thereon; or

(3) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transferee”: any Assignee or Participant.

“Treasury Rate”: as of the applicable Prepayment Date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Prepayment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Prepayment Date to the Maturity Date (provided, however, that if the period from such Prepayment Date to the Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used)

“United States”: the United States of America.

“Warrants”: those certain Warrants to Purchase Shares of Common Stock, issued by the Borrower as of the date hereof.

“Warrantholder” as defined in each Warrant (it being understood that “Warrantholders” shall mean the collective reference to all Persons defined as a Warrantholder in any Warrant).

“Wholly Owned Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the meanings given thereto herein when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Cash Equivalents, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) References herein to any particular provision of the C.F.R. shall be deemed to incorporate any successor provision.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. Subject to the terms and conditions hereof, each Lender as of the date hereof severally agrees to make a term loan (a “Loan”) to the Borrower on the date hereof in an amount not to exceed the amount of the Commitment of such Lender.

2.2 Procedure for Borrowing. By its execution hereof, the Borrower hereby gives the Administrative Agent irrevocable notice requesting that the Lenders make the Loans in an amount equal to $100,000,000.00 on the date hereof.

2.3 [Reserved].

2.4 Prepayments; Repayment. (a) Except as set forth in this Section 2.4, the Loans shall not be prepayable at the option of the Borrower prior to the Maturity Date.

(b) In the event that any Lender or any Affiliate of a Lender that is a Warrantholder elects to exercise any Warrant that it holds (other than following receipt of a prepayment notice from the Borrower pursuant to Section 2.4(c) hereof, in which case Section 2.4(c) shall apply), then (x) in the case that such Warrantholder is a Lender, concurrently with and automatically upon such exercise, the aggregate principal amount of the Loans of such Lender shall be reduced in an amount equal to the amount of the proceeds of such exercise that the Borrower would have received if the Lender had paid for such exercise in cash rather than through a reduction in the amount of its Loans, and such Loans shall be deemed prepaid for all purposes hereof and there shall be no Applicable Premium owing with respect to such prepayment and (y) in the case that such Warrantholder is an Affiliate of a Lender, then immediately following such exercise, the Borrower shall prepay in cash an aggregate principal amount of the Loans of such Lender in an amount equal to the amount of the proceeds of such exercise, and there shall be no Applicable Premium owing with respect to such prepayment . Concurrently therewith, the Borrower shall pay to such Lender any accrued but unpaid interest on the aggregate principal amount of the Loans of such Lender reduced and deemed prepaid pursuant to this Section 2.4(b).

(c) If on any date between the third anniversary of the date hereof and the Maturity Date, the Prepayment Condition shall be satisfied (any such date, a “Condition Satisfaction Date”), the Loans shall be prepayable, at the option of the Borrower, in whole or in part, upon irrevocable notice delivered to the Administrative Agent and each Warrantholder no later than 11:00 A.M., New York City time on such Condition Satisfaction Date (which notice shall specify the aggregate principal amount of Loans to be prepaid), at a prepayment price equal to 100% of the principal amount of the Loans repaid plus the Applicable Premium, if any, as of, and accrued and unpaid interest, if any, to the applicable Prepayment Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, such prepayment shall be due and payable, and shall be made, on the applicable Prepayment Date. Prepayments of Loans pursuant to this Section 2.4(c) shall be in a minimum aggregate principal amount equal to $20,000,000 or a whole multiple of $1,000,000 in excess thereof, provided that no such minimum prepayment amount shall apply to prepayments made pursuant to Section 2.4(b). Optional prepayments of the Loans shall be applied ratably to all Loans.

(d) The Borrower shall repay all outstanding Loans on the Maturity Date.

2.5 Interest Rates and Payment Dates. (a) Each Loan shall bear interest at a rate per annum equal to 8.0%.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after, as well as before, judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan; provided, that this paragraph (b) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.1.

(c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

2.6 Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

2.7 Pro Rata Treatment and Payments. The borrowing by the Borrower from the Lenders on the date hereof shall be made pro rata according to the respective Commitments of the Lenders, and each payment (including each prepayment, but other than prepayments pursuant to Section 2.4(b), which shall be paid in accordance with the terms thereof) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amount of the Loans then held by the Lenders.

(a) Amounts prepaid on account of any Loans may not be reborrowed.

(b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.8 Taxes. (a) Except as otherwise provided by law, all payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding any such amounts resulting from (A) income taxes and franchise taxes imposed on (or measured by) net income imposed on the Administrative Agent or any Lender (or Transferee) as a result of a present or former connection between the Administrative Agent or such Lender (or Transferee) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (B) any branch profits taxes imposed by a jurisdiction described in clause (A) above, (C) any Non-Excluded Taxes to the extent such Taxes are due to the failure of such Lender to comply with paragraph (d) or (e) of this Section, (D) United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this

Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph; (E) any Taxes imposed on any “withholdable payment” payable to a Lender as a result of a failure of such Lender to satisfy the applicable requirements in FATCA; or (F) any Non-Excluded Taxes that are imposed as a result of any relocation of Lender’s office to which payment by the Borrower is made and which relocation occurs after the Lender becomes a Lender (such non-excluded items referred to as “Excluded Taxes”). If any taxes, levies, imposts, duties, charges, fees, deductions or withholdings other than Excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld or deducted from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or, if such receipt is not available from the Governmental Authority, other documentary evidence reasonably acceptable to the Administrative Agent. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority (and after having had the ability to contest in good faith the payment of such taxes), fails to remit to the Administrative Agent the required receipts or other required documentary evidence or any Non-Excluded Taxes or Other Taxes are directly imposed on the Administrative Agent or any other Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure (or direct imposition), whether or not such Non-Excluded Taxes, Other Taxes, incremental taxes, interest or penalties were correctly or legally imposed or assessed by the relevant Governmental Authority; provided however that the Lender provides proper documentation of the amount owing to such Governmental Authority.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit C and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender or subject such Lender to a material unreimbursed cost.

(f) If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.8, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.8 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Without limiting the generality of the foregoing contained in this Section 2.8, if a Lender would be subject to United States federal withholding taxes imposed by FATCA on payments under any Loan Document and such Lender fails to comply with the applicable reporting requirement of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), such Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the borrower or the Agent, as the case may be, to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.

(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.9 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.8 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.8.

2.10 Notes. Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.11 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law (other than any voluntary change to the Certificate of Incorporation, By-Laws or other organizational or governing document of the applicable Lender) or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.8, Excluded Taxes and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making or continuing its Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Representations and Warranties of the Funding Agreement. Each of the representations and warranties of the Borrower in the Funding Agreement are true and correct as of the date hereof .

3.2 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. This Agreement and each Loan Document dated as of the date hereof has been duly executed and delivered on behalf of each Loan Party party thereto and each Loan Document, when delivered, shall have been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether applied in equity or at law).

3.3 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.4 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Making of Loans. The agreement of each Lender to make the extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the date hereof, of the following conditions precedent (if not otherwise waived):

(a) Credit Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Guarantor and each Person listed on Schedule 1.1A.

(b) Funding Agreement Conditions. Each of the conditions set forth in Sections 1.2(b)(1) and 1.2(b)(2) of the Funding Agreement shall have been satisfied or waived in accordance with the terms thereof.

(c) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(d) [Reserved].

(e) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the date hereof and certifying:

(A)	(1) that attached thereto is a true and complete copy of the by laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the date hereof and at all times since the date of the resolutions described in clause (B) below,

(B)	that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) and stockholders (if required) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the date hereof,

(C)	that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)	as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(E)	as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(iii) a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv) such other documents as the Administrative Agent and the Lenders may reasonably request (including without limitation, tax identification numbers and addresses).

(f) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders on the date hereof, a favorable written opinion of (i) Andrews Kurth LLP, special counsel for the Loan Parties, and to the extent Andrews Kurth LLP does not deliver Delaware law opinions, Richards, Layton & Finger, P.A., special counsel for the Loan Parties and (ii) Allen Tubb, in-house counsel for certain of the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, in each case (A) dated the date hereof, (B) addressed to the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents and the Loan Parties as the Administrative Agent shall reasonably request.

(g) Solvency Certificate. The Lenders shall have received a solvency certificate in form and substance acceptable to the Lenders and signed by the Chief Financial Officer of the Borrower confirming the solvency of Borrower and its Subsidiaries on a consolidated basis after giving effect to the borrowing of the Loans on the date hereof.

(h) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date or, if such representation and warranty relates to a specific date, then as of such date.

(i) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

The borrowing of Loans by the Borrower shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.1 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event before the earlier of (i) 90 days after the end of each fiscal year of the Borrower and (ii) the date on which the Borrower is required to file with the SEC such financial statements, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton, LLP or other independent registered public accounting firm of nationally recognized standing;

(b) as soon as available, but in any event not later than the earlier of (i) 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and (ii) the date on which the Borrower is required to file with the SEC such financial statements, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c) as soon as available but in any event by the 30th day of each fiscal quarter, a copy of the Bank’s Thrift Financial Report (or any successor report required by an applicable regulator) for such quarter.

All such financial statements shall fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. Documents required to be delivered pursuant to this Section 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered by posting such documents electronically with notice to the Administrative Agent and each Lender thereof and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the Borrower’s website address at www.swst.com; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

5.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (e), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the date hereof);

(b) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year;

(c) promptly upon receipt thereof, copies of all final reports submitted to the Borrower or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Borrower or any of its Subsidiaries made by such accountants, and, upon the request of any Lender (through the Administrative Agent), any final comment letter submitted by such accountants to management in connection with their annual audit;

(d) (i) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the public holders of any class of its debt securities or public equity securities and (ii) within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC, in each case, to the extent not otherwise provided on the Borrower’s website on the Internet at the Borrower’s website address at www.swst.com; and

(e) promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including Taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) such failure would not reasonably be expected to have a Material Adverse Effect.

5.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges (including, in the case of each Broker-Dealer Subsidiary, its registration as a broker-dealer with the SEC and its membership with FINRA) and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 or Section 6.5(e) and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all orders or other correspondence provided by any banking regulatory authorities; and (c) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, separately or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and owning similar property.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper accounting books and financial records in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent registered public accounting firm; provided that, so long as no Default or Event of Default is then continuing, no Lender shall exercise its rights pursuant to this Section 5.6(b) more often than one time during any fiscal quarter of the Borrower or on less than 48 hours notice to the Borrower. Any Assignee under Section 9.6(b)(i) (other than an Affiliate of a Person who is a Lender as of the date hereof) may exercise the rights set forth under this Section 5.6 only through the Administrative Agent.

5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Subsidiaries (i) as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(c) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(d) any development or event that, in the reasonable judgment of the Borrower, has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8 Additional Guarantors. With respect to any Subsidiary (other than an (x) Excluded Foreign Subsidiary (or any Subsidiary thereof) (y) Excluded Regulated Subsidiary or (z) any Subsidiary of the Borrower that is wholly or partially owned by any Excluded Regulated Subsidiary) created or acquired after the date hereof by any Loan Party (which, for the purposes of this Section 5.8, shall include any existing Subsidiary directly wholly-owned by one or more Loan Parties that ceases to be a Subsidiary described in clause (x), (y) or (z) above, and shall include any Subsidiary that becomes a Subsidiary and is not described in clause (x), (y) or (z) above), promptly cause such new Subsidiary (A) to become a party to this Agreement as a Guarantor by executing a joinder agreement substantially in the form of Exhibit D hereto and (B) to deliver to the Administrative Agent a certificate of such Subsidiary and such other documents relating to such Subsidiary consistent with those described in Section 4.1(e) hereof, and if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.9 Compliance with Regulatory Requirements. (a) The Borrower will, and will cause each Broker-Dealer Subsidiary to comply with all material rules and regulations of the SEC and FINRA applicable to it (including such rules and regulations dealing with net capital requirements).

(b) The Borrower will, and will cause each Subsidiary that is a financial institution to comply with all material rules and regulations applicable to it (including such rules and regulations dealing with capital requirements).

5.10 Use of Proceeds. On the Closing Date, the Borrower shall (a) contribute not less than $80.0 million (as such amount may be adjusted with the consent of the Required Lenders, the “Initial Bank Contribution Amount”) of the proceeds of the Loans to the Bank and (b) deposit into a segregated account an amount of Loan proceeds equal to the excess of $100 million over the Initial Bank Contribution Amount (the “Bank Reserve”). From and after the Closing Date, the Borrower shall hold the Bank Reserve in such segregated account and shall use the Bank Reserve only for the following purposes: (a) cash contributions by the Borrower to the Bank, at such times and in such amounts as determined by the Board of Directors of the Borrower and (b) subject to the prior written consent of the Required Lenders, other corporate purposes.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1 Financial Condition Covenants.

(a) Tangible Net Worth. Permit Tangible Net Worth at any time to be less than the sum of (i) $275,000,000 and (ii) 20% of cumulative Consolidated Net Income for each fiscal quarter of the Borrower (beginning with the fiscal quarter ending June 30, 2011) for which Consolidated Net Income is positive.

(b) Minimum Unrestricted Cash. Permit the sum of (i) unrestricted and non-segregated cash and (ii) unrestricted and non-segregated Cash Equivalents, in each case of the Borrower and the Broker-Dealer Subsidiaries, at any time, to be less than $4,000,000.

(c) Minimum Excess Net Capital. Permit the excess net capital (as set forth in the Financial and Operational Combined Uniform Single Report filings of each Broker-Dealer Subsidiary for each monthly period) of Southwest Securities, Inc. to be less than $100 million as of the end of any calendar month.

(d) Bank Capitalization. (i) At any time that the C & D Order is in effect, fail to comply with the terms of the C & D Order, and (ii) at any time when the C & D Order is not in effect, permit the Total Risk-Based Capital Ratio, the Tier 1 Risk-Based Capital Ratio or the Leverage Ratio of the Bank to be less than the higher of (i) the ratio of each such capital ratio required in order for the Bank to be “Well Capitalized”, as defined in Section 38(b)(1)(A) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. § 1831o(b)(1)(A), and 12 C.F.R. 325.103(b)(1), or any successor regulation implementing such section of the FDI Act, and (ii) that required by federal law or regulation or any form of action or directive by a federal agency that supervises the Bank.

6.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary that in either case shall not have been transferred or pledged to any third party to the extent that such Indebtedness corresponds to any Investment permitted by Section 6.8(g), (h) or (i);

(c) Indebtedness of any Person that shall have become a Subsidiary after the date hereof; provided that (i) such Indebtedness shall have existed at the time such Person becomes a Subsidiary and shall not have been created in contemplation of or in connection with such Person becoming a Subsidiary, and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount or shortening the maturity thereof) and (ii) the aggregate amount of Indebtedness incurred under this clause (c) shall not exceed $15,000,000 at the time of such incurrence;

(d) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Guarantor or any Broker-Dealer Subsidiary;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(e) and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount or shortening the maturity thereof);

(f) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed or incurred in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and (ii) the aggregate amount of Indebtedness incurred under this clause (f) shall not exceed $5,000,000 at the time of such incurrence;

(g) Indebtedness incurred by Broker-Dealer Subsidiaries under customary terms in the ordinary course of business, provided that if any such Indebtedness is unsecured and has a term of longer than one month, the relevant Broker-Dealer Subsidiary holds, or will have the right to hold pursuant to pending securities transactions and in accordance with applicable laws and regulations, unencumbered marketable securities sufficient, at the time of the securities transaction which gave rise to any such Indebtedness, to refinance such Indebtedness in the ordinary course of business on a secured basis using such securities as collateral;

(h) Guarantee Obligations of the Borrower and its Subsidiaries in respect of Indebtedness or liabilities of the Borrower and its Subsidiaries so long as the incurrence or existence of such Indebtedness or liabilities is permitted under this Agreement; provided that a Group Member that is not a Loan Party may not incur such Guarantee Obligations in respect of Indebtedness of a Loan Party, and a Loan Party may not incur such Guarantee Obligations in respect of Indebtedness of a Group Member that is not a Loan Party; provided further that any Guarantee Obligations of Subordinated Indebtedness shall also be subordinated;

(i) [Reserved];

(j) cash management obligations and Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business;

(k) Indebtedness of the Bank (i) to the Board or to the Federal Home Loan Bank Board, (ii) constituting federal funds purchased and securities sold in Repo Transactions undertaken in the ordinary course of business, or (iii) otherwise incurred in the ordinary course of its banking business;

(l) overnight borrowing in the ordinary course of business consistent with past practice; and

(m) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount, which taken together with the principal amount of all other debt outstanding under this clause (m) at the time of incurrence thereof (for the Borrower and all Subsidiaries), shall not exceed at the time of incurrence thereof $15,000,000.

6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes, assessments and governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or any Subsidiary, as the case may be, in conformity with GAAP;

(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances on title to real property incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(f) Liens in existence on the date hereof listed on Schedule 6.3(f) hereto securing Indebtedness permitted by Section 6.2(e) hereof and Liens incurred to secure any Indebtedness permitted under Section 6.2(e) to refinance any such Indebtedness; provided that no such Lien is spread to cover any additional property after the date hereof and that the principal amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any of Subsidiary incurred pursuant to Section 6.2(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the principal amount of Indebtedness secured thereby is not increased;

(h) any interest or title of a lessor under any lease entered into by the Borrower or any of Subsidiary in the ordinary course of its business and covering only the assets so leased;

(i) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of its Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Company Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof as of such date;

(j) Liens created, incurred or assumed by any Broker-Dealer Subsidiary upon assets owned by such Subsidiary or held for such Subsidiary’s account to secure indebtedness and other liabilities incurred under customary terms in the ordinary course of business;

(k) Liens on securities sold by the Bank in Repo Transactions permitted pursuant to Section 6.2(k);

(l) Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate detract from the value of its property or assets or impair the use thereof in the operation of its business;

(m) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7(h) or securing appeal or other surety bonds relating to such judgments; and

(n) customary rights of setoff upon deposit accounts and securities accounts in favor of banks or other depository institutions and securities intermediaries, respectively.

6.4 Fundamental Changes. Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its assets or business, except that:

(a) the Borrower or any of its Subsidiaries may merge or consolidate with any Person; provided that (A) in the case of any merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving corporation and the shareholders of the Borrower immediately prior to such merger or consolidation shall hold at least a majority of the outstanding shares of the combined entity immediately after the consummation of such merger or consolidation; (B) in the case of any merger or consolidation involving a Loan Party, the surviving entity shall be a Loan Party; and (C) in the case of any merger or consolidation involving a Broker-Dealer Subsidiary, the surviving entity shall be a Broker-Dealer Subsidiary;

(b) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (i) to the Borrower or any Subsidiary; provided that (A) in the case of any such Disposition by any Guarantor, the transferee entity shall be a Loan Party and (B) in the case of any such Disposition by any Broker-Dealer Subsidiary, the transferee entity shall be a Broker-Dealer Subsidiary or (ii) pursuant to a Disposition permitted by Section 6.5;

(c) any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation; and

(d) any Subsidiary of the Borrower may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) in the case of a liquidation or dissolution of a Broker-Dealer Subsidiary, such liquidation or dissolution is into another Broker-Dealer Subsidiary.

6.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory and other assets (including loans, securities and derivatives) in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 6.4(b);

(d) the sale or issuance of the Capital Stock of (i) any Subsidiary to the Borrower or any Guarantor or (ii) any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(e) (i) the sale by any Loan Party of its property or assets to another Loan Party, (ii) the sale by any Subsidiary (other than a Broker-Dealer Subsidiary) that is not a Guarantor of its property or assets to another Subsidiary that is not a Guarantor and (iii) the sale by a Broker-Dealer Subsidiary of its property or assets to another Broker-Dealer Subsidiary that shall not have any Indebtedness not permitted to be incurred under Section 6.2 (other than paragraph (c) thereof).

(f) any Restricted Payment or Investment that is permitted to be made, and is made, under Section 6.6 or 6.8, respectively;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) sales or grants of licenses or sublicenses to use the Borrower’s or any of its Subsidiaries’ trademarks, patents, trade secrets, know-how or other intellectual property and technology to the extent that such sale, license or sublicense does not prohibit the licensor from using such trademark, patent, trade secret, know-how, technology or other intellectual property and is in the ordinary course of business; and

(i) the Disposition of other property not in the ordinary course of business having a fair market value not to exceed, in the aggregate for any fiscal year of the Borrower, $3,000,000; provided that (x) any such Disposition to a Person that is not a Group Member is for consideration at least equivalent to the fair market value of such other property and (y) in no event shall Dispositions of loans be permitted pursuant to this clause 6.5(i).

6.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary which is a holder of the Capital Stock of such Subsidiary;

(b) any Subsidiary may declare and pay dividends ratably with respect to its Capital Stock;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and

(d) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may declare and pay cash dividends with respect to its Common Stock in a quarterly amount not to exceed $0.01 per outstanding share of its Common Stock (subject to adjustment for any stock split, reverse stock split, stock dividend or similar occurrence so that the aggregate amount of dividends payable after such transaction is the same as the amount payable immediately prior to such transaction).

6.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business on information technology used in the ordinary course of business of the applicable Group Member not exceeding $5,000,000 per fiscal year; and (b) Capital Expenditures of the Borrower and its

Subsidiaries in the ordinary course of business (other than Capital Expenditures described in the foregoing clause (a)) not exceeding $3,000,000 per fiscal year; provided, that such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the immediately succeeding fiscal year.

6.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person, including by way of merger or consolidation (all of the foregoing, “Investments”), except:

(a) Investments consisting of extensions of credit entered into or made or that are received in the ordinary course of business in accordance with normal practice;

(b) investments in Cash Equivalents (and other Investments in the ordinary course of a broker-dealer business);

(c) Guarantee Obligations permitted by Section 6.2;

(d) (i) margin loans made by any Broker-Dealer Subsidiary to employees of any Group Member in the ordinary course of business, (ii) loans made by the Bank to employees of any Group Member in the ordinary course of business and (iii) any other loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e) other Investments constituting Permitted Acquisitions; provided that (i) the aggregate amount of the consideration paid in connection with any Permitted Acquisition shall not be in excess of $5,000,000 and (ii) the aggregate amount of the consideration paid in connection with all Permitted Acquisitions shall not be in excess of $15,000,000;

(f) [Reserved]

(g) (i) intercompany Investments by (A) any Group Member in the Borrower or any Subsidiary that, prior to or concurrently with such investment, is or becomes a Guarantor and (B) any Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor and (ii) the intercompany Investments existing on the date hereof and listed on Schedule 6.8 and any refinancings, refundings, renewals or extensions thereof;

(h) any Investment by any Loan Party or a Broker-Dealer Subsidiary in a Broker-Dealer Subsidiary, or any Investment by any Loan Party or a Broker-Dealer Subsidiary in the form of the purchase by such Loan Party of any Investment held by a Broker-Dealer Subsidiary, in either case with the intent of (i) permitting such Broker-Dealer Subsidiary to comply with applicable capital requirements on a temporary basis or (ii) to finance the working capital needs of such Broker-Dealer Subsidiary;

(i) any Investment by any Group Member in the Bank, or any Investment by any Group Member in the form of the purchase by such Loan Party of any Investment held by the Bank, in either case with the intent of (i) permitting the Bank to comply with applicable capital requirements or (ii) to finance the working capital needs of the Bank;

(j) [Reserved];

(k) Investments existing on the date hereof and set forth on Schedule 6.8 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.8; and

(l) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed during the term of this Agreement an amount equal to $2,000,000; and

(m) Investments purchased in the ordinary course of business by the Bank.

6.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or Subsidiary) unless such transaction is (a) (i) in the ordinary course of business of the relevant Group Member and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) a Restricted Payment permitted by Section 6.6.

6.10 [Reserved].

6.11 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than last Friday of the month of June or change the Borrower’s method of determining fiscal quarters.

6.12 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date hereof and businesses similar, ancillary, complementary or otherwise reasonably related thereto or that are a reasonable extension, development or expansion thereof.

6.13 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary or (c) transfer any of its properties to the Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law or banking, financial institution or other regulation; (ii) this Agreement and the other Credit Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by the Borrower or a Subsidiary in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.3 may restrict the transfer of the asset or assets subject thereto; (vi) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the date hereof in accordance with the provisions of this Agreement; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.5 pending the consummation of such sale; and (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary of Borrower.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate (including any certification of any financial statement) furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.1, 5.2, 5.10 or 6 hereof; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) a Plan becomes an at-risk plan or a plan in endangered or critical status within the meaning of Section 430, 431 and 432 of the Code or Section 303, 304 and 305 of ERISA or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (iv) any Group Member or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (v) any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all other such events or conditions, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or to the extent not covered by insurance) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) except as expressly permitted hereunder or thereunder, the guarantee set forth in Section 10 shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), except for any of Hilltop Holdings Inc., a Maryland corporation, Oak Hill Capital Partners III, L.P., a Cayman Islands exempted limited partnership, Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership, or any of their Affiliates (or any combination of such Persons), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 24.9% of the outstanding common stock of the Borrower; or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (j) above with respect to the Borrower, the Loans (with accrued interest thereon), the Applicable Premium with respect thereto and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the following action may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon), the Applicable Premium and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8. THE ADMINISTRATIVE AGENT

8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care. The Borrower shall have no obligation to compensate the Administrative Agent or reimburse any expense incurred by the Administrative Agent except as provided in Section 9.5 hereof.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

8.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this

Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that, no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or reduce the premium payable upon the prepayment of any Loan or change the time at which any Loan may be redeemed in accordance with the terms of this Agreement, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Guarantors (or amend or modify the definitions of “Guarantor” or “Subsidiary” whereby such amendment or modification would result in the release of all or substantially all of the Guarantors) from their obligations under the guarantee pursuant to Section 10 hereof, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provisions in Section 2.7(a) or (b) without the written consent of each Lender adversely affected thereby; or (v) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	SWS Group, Inc. 1201 Elm Street, Suite 3500 Dallas, Texas 75270
Attention: General Counsel
Telecopy: (214) 859-6020
Telephone: (214) 859-6629

with a copy to:
Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, TX 75201 Attention: Ronald L. Brown Telecopy: (214) 659-4819 Telephone: (214) 659-4469

Administrative Agent:	Hilltop Holdings Inc. 200 Crescent Court, Suite 1330 Dallas, Texas 75201
Attention: General Counsel
Telecopy: 214-580-5722
Telephone: 214-855-2172

with a copy to:
Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, New York
Attention: David E. Shapiro
Telecopy: 212-403-1000
Telephone: 212-403-2000

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lenders for all of their respective reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of any Loan Document created after the date hereof or any amendment, supplement or modification to, this Agreement or any other Loan Documents or any other documents prepared after the date hereof in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and the Lenders and filing and recording fees and expenses in each case incurred after the date hereof and , in each case with statements with respect to the foregoing to be submitted to the Borrower from time to time after the date hereof on a quarterly basis or such other periodic basis as the Administrative Agent or any Lender shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (excluding allocated reasonable fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), regardless of whether any Indemnitee is a party thereto, provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor; provided, that in the event that, following its receipt of such a demand, the Borrower believes in good faith that it is not liable for any amounts that are the subject of such demand and files a suit in a court of competent jurisdiction with respect thereto, such amounts shall be paid by the Borrower within 10 days of the entry of a final and nonappealable decision of a court of competent jurisdiction that the Borrower is liable for such amounts pursuant to the terms hereof. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the attention of the Stacy M. Hodges, Chief Financial Officer of the Borrower (Telephone No. 214-859-9362) (Telecopy No. 214-859-9309) with a copy to the attention of the Allen R. Tubb, General Counsel of the Borrower (Telephone No. 214-859-6629) (Telecopy No. 214-859-6020), both at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion the Loans at the time owing to it), subject to the satisfaction of the following conditions:

(A)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(B)	the Assignee shall not be the Borrower or any Subsidiary thereof or any Ineligible Institution;

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and;

(D)	the Borrower shall have approved each assignment pursuant to this Section 9.6(b) (other than any assignment by a Lender to another Lender or to an Affiliate of any Lender), which approval will not be unreasonably withheld or delayed; provided, that, in the event the Borrower does not respond to a request for an approval of an assignment within seven (7) Business Days of delivery of notice of such request, the Borrower shall be deemed to have approved such assignment.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iii) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.8 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each

Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee and the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) the Borrower shall have approved such sale, which approval will not be unreasonably withheld or delayed. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.8 unless such Participant complies with Section 2.8(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

9.7 Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than pursuant to Section 2.4(b) hereof), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT SHALL CONSTITUTE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14 Releases of Guarantee. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing the guarantee pursuant to Section 10 hereof of any Guarantor (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party in respect of the guarantee pursuant to Section 10 hereof shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep, and to cause its Affiliates to keep, confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its Affiliates, its and its Affiliates employees, directors, officers and agents, including accountants, legal counsel and other advisors or to any other Lender or Participant (it being understood that such disclosure will be made only to such Persons who have the need to know such information and only if the Persons to whom such disclosure is made are informed of the confidential nature of such Information, instructed to keep such information confidential and receive such information in connection with (i) their evaluation of the ability of the Borrower to repay the Loans and perform their other obligations under the Loan Documents, (ii) administering the Obligations under this Agreement, (iii) servicing the Borrowings hereunder, (iv) protecting their interests under this Agreement or (v) performing any similar function in connection with any other extension of credit by the Lenders to the Borrower or a Subsidiary (excluding any transaction in any public security of the Borrower or a Subsidiary), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a known breach of any requirement to keep such information confidential, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

9.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17 USA PATRIOT Act. Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10. GUARANTEE

10.1 Guarantee. (a) The Guarantors hereby unconditionally and irrevocably, guarantee to the Administrative Agent, for the ratable benefit of the Lenders, and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of any Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing the guarantee contained in this Section 10 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d) The guarantee contained in this Section 10 shall remain in full force and effect until all the Obligations (other than contingent indemnification obligations for which no claim has been made) and the obligations of each Guarantor under the guarantee contained in this Section 10 shall have been satisfied by payment in full.

(e) No payment made by the Borrower, any Guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of a Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by a Guarantor in respect of the Obligations or any payment received or collected from a Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full.

10.2 No Subrogation. Notwithstanding any payment made by a Guarantor hereunder or any set-off or application of funds of a Guarantor by the Administrative Agent or any Lender, such Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall such Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations (other than contingent indemnification obligations for which no claim has been made) are paid in full. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time when all of the Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

10.3 Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

10.4 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, increased or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between the Borrower and the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or such Guarantor with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of any Guarantor under the guarantee contained in this Section 10, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

10.5 Reinstatement. The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.6 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SWS GROUP, INC., as Borrower

By:	/s/ James H. Ross
	Name:	James H. Ross
	Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

SOUTHWEST CAPITAL CORPORATION, as Guarantor

By:	/s/ Richard H. Litton
	Name:	Richard H. Litton
	Title:	President

SOUTHWEST INSURANCE AGENCY, INC., as Guarantor

By:	/s/ Michael Myers
	Name:	Michael Myers
	Title:	President

SOUTHWEST FINANCIAL INSURANCE AGENCY, INC., as Guarantor

By:	/s/ Michael Myers
	Name:	Michael Myers
	Title:	President

SOUTHWEST INSURANCE AGENCY OF ALABAMA, INC., as Guarantor

By:	/s/ Michael Myers
	Name:	Michael Myers
	Title:	President

[Signature Page to Credit Agreement]

HILLTOP HOLDINGS INC., as Administrative Agent and Lender

By:	/s/ Jeremy B. Ford
Name: Jeremy B. Ford
Title: President & CEO

[Signature Page to Credit Agreement]

OAK HILL CAPITAL PARTNERS III, L.P., as Lender

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:	/s/ Steven Gruber
Name: Steven Gruber
Title: Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P., as Lender

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:	/s/ Steven Gruber
Name: Steven Gruber
Title: Vice President

[Signature Page to Credit Agreement]

Schedule 1.1A

Commitments

Lender	Commitment
Hilltop Holdings Inc.	$50,000,000.00
Oak Hill Capital Partners III, L.P.	$48,410,099.62
Oak Hill Capital Management Partners III, L.P.	$1,589,900.38

Schedule1.1B

Broker-Dealer Subsidiaries

Southwest Securities, Inc.

SWS Financial Services, Inc.

Schedule 6.2(e)

Existing Indebtedness

NONE

Schedule 6.3(f)

Existing Liens

NONE

Schedule 6.8

Existing Investments

NONE

Exhibit A

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate (this “Certificate”) is delivered pursuant to Section 5.2(a) of the Credit Agreement, dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among SWS Group, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time parties to the Agreement (the “Guarantors”), the several banks and other institutions or entities from time to time parties to the Agreement (the “Lenders”), and Hilltop Holdings, Inc., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

1. I am the duly elected, qualified and acting [Chief Financial Officer / Controller] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Guarantor and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.1 of the Agreement.

5. [I hereby certify that the Borrower and its Subsidiaries have been, at all times during the quarterly period ending [                ], in compliance with the terms of the C & D Order.]1

IN WITNESS WHEREOF, I have executed this Certificate this              day of         , 201    .

Name:
Title:

[1]	To be included only when the C & D Order is in effect.

Attachment 1

Financial Statements

Attachment 2

Compliance Certificate

Attachment 22

to the Compliance Certificate

The information described herein is as of             ,             , and pertains to the period from             ,              to                          ,             .

Covenant Analysis

I.	Section 6.1(a) – Minimum Tangible Net Worth.

	A.	Consolidated Net Income

		1.	For such quarterly period, the consolidated net income (or loss) of SWS Group, Inc. (the “Borrower”) and its Subsidiaries, determined on a consolidated basis in accordance with GAAP:	$______

		2.	Minus, the sum of:

			a. The income (or deficit) of all Persons accrued prior to the date they become a Subsidiary of the Borrower or were merged into or consolidated with the Borrower or any of its Subsidiaries:	$______

			b. The income (or deficit) of all Persons (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions:	$______

			c. Undistributed earnings of all Subsidiaries of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by any such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, but not including the undistributed earnings of any Subsidiary in situations where the only restriction on the ability of such Subsidiary to declare or pay dividends or make similar distributions arises from regulatory restrictions (or Contractual Obligations relating to compliance with law or regulatory restrictions)	$______

[2]	In the event of any inconsistency between (x) the requirements for calculating compliance with any covenant or disclosing information in this Form of Compliance Certificate, and (y) the requirements for calculating compliance with any covenant or disclosing information in the Agreement, the terms of the Agreement shall govern.

	3.	Consolidated Net Income (Line I.A.1 minus the sum of Lines I.A.2.a through I.A.2.c)	$______

	4.	20% of cumulative Consolidated Net Income for each fiscal quarter of the Borrower (beginning with the fiscal quarter ending June 30, 2011) for which Consolidated Net Income is positive	$______

B.	Tangible Net Worth:

1.

The total assets of the Borrower and its Subsidiaries which would appear on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any:

$______

	2.	Minus, the sum of:

		a. The total liabilities of the Borrower and its Subsidiaries which would appear on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, prepared in accordance with GAAP:	$______

		b. The net book amount of all intangible assets of the Borrower and its Subsidiaries (including without limitation goodwill and intellectual property, after deducting any reserves applicable thereto) which would appear on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date, prepared in accordance with GAAP:	$______

	3.	Tangible Net Worth (Line I.B.1 minus the sum of Lines I.B.2.a and I.B.2.b)	$______

C.	Minimum Tangible Net Worth ($275,000,000 plus Line A.4)		$______

Minimum Allowed. Line I.B.3 must be no less than Line I.C.

II.	Section 6.1(b) – Minimum Unrestricted Cash.

	A.	Unrestricted and Non-Segregated Cash.

		1.	The total unrestricted and non-segregated cash for the Borrower and the Broker-Dealer Subsidiaries:	$______

		2.	Plus, the sum of the following of the Borrower and the Broker-Dealer Subsidiaries:

			a. unrestricted and non-segregated marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition:	$______

			b. unrestricted and non-segregated certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000:	$______

			c. unrestricted and non-segregated commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition:	$______

			d. unrestricted and non-segregated repurchase obligations of any Lender or of any commercial bank satisfying the requirements of Line II.A.2.b, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government:	$______

		e. unrestricted and non-segregated securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s:	$______

		f. unrestricted and non-segregated securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of Line II.A.2.b:	$______

		g. unrestricted and non-segregated money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses Lines II.A.2.a through II.A.2.f:	$______

		h. money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000:	$______

		i. unrestricted and non-segregated instruments equivalent to those referred to in Lines II.A.2.a through II.A.2.h denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction:	$______

	3.	Total unrestricted and non-segregated Cash Equivalents for the Borrower and the Broker Dealer Subsidiaries (the sum of Lines II.A.2.a through II.A.2.i):	$______

B.	Total Unrestricted Cash (Line II.A.1 plus II.A.3)		$______

Minimum Allowed. Line II.B must be no less than $4,000,000 at all times.

III.	Section 6.1(c) – Minimum Excess Net Capital.

	A.	Excess Net Capital (as set forth in the Financial and Operational Combined Uniform Single Report filings of each Broker-Dealer Subsidiary for each monthly period) of Southwest Securities:		$______ (for month ended [___]) $______ (for month ended [___]) $______ (for month ended [___])

Minimum Allowed. Each of entries in Line III. A must be no less than $100,000,000 as of the end of such calendar month.

IV.	[Section 6.1(d) – Bank Capitalization.

	A.	Total Risk-Based Capital Ratio.

		1.	Total Risk-Based Capital Ratio of the Bank:	_________

		2.	The highest Total Risk-Based Capital Ratio required by federal law or regulation or any form of action or directive by a federal agency that supervises the Bank (including the Total Risk-Based Capital Ratio required in order for the Bank to be “Well Capitalized” as defined in Section 38(b)(1)(A) of the FDI Act, 12 USC § 1831o(b)(1)(A), and 12 C.F.R. 325.103(b)(1), as applicable, or any successor regulation implementing such section of the FDI Act):	_________

Minimum Total Risk-Based Capital Ratio. Line IV.A.1 must be no less than Line IV.A.2 at all times.

	B.	Tier 1 Risk-Based Capital Ratio.

		1.	Tier 1 Risk-Based Capital Ratio of the Bank:	_________

		2.	The highest Tier 1 Risk-Based Capital Ratio required by federal law or regulation or any form of action or directive by a federal agency that supervises the Bank (including the Total Risk-Based Capital Ratio required in order for the	_________

Bank to be “Well Capitalized” as defined in Section 38(b)(1)(A) of the FDI Act, 12 USC § 1831o(b)(1)(A), and 12 C.F.R. 325.103(b)(1), as applicable, or any successor regulation implementing such section of the FDI Act):

Minimum Tier 1 Risk-Based Capital Ratio. Line IV.B.1 must be no less than Line IV.B.2 at all times.

C.	Leverage Ratio.

	1.	Leverage Ratio of the Bank:	_________

	2.	The highest Leverage Ratio required by federal law or regulation or any form of action or directive by a federal agency that supervises the Bank (including the Total Risk-Based Capital Ratio required in order for the Bank to be “Well Capitalized” as defined in Section 38(b)(1)(A) of the FDI Act, 12 USC § 1831o(b)(1)(A), and 12 C.F.R. 325.103(b)(1), as applicable, or any successor regulation implementing such section of the FDI Act):	_________

Minimum Leverage Ratio. Line IV.C.1 must be no less than Line IV.C.2 at all times.][3]

[3]	To be included when the C & D Order is not in effect.

Exhibit B

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among SWS Group, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time parties to the Agreement (the “Guarantors”), the several banks and other institutions or entities from time to time parties to the Agreement (the “Lenders”), and Hilltop Holdings, Inc., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Agreement with respect to those credit facilities contained in the Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Agreement and will perform in accordance with its terms all the obligations which by the terms of the Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.8(d) of the Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Agreement.

7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Assignment and Assumption with respect to

the Agreement, dated as of July 29, 2011,

among SWS Group, Inc., as Borrower,

the Subsidiaries of the Borrower from time to time parties to the Agreement, as Guarantors,

the several banks and other institutions or entities from time to time parties to the Agreement,

as Lenders, and Hilltop Holdings, Inc., as Administrative Agent,

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned	Percentage of Loans Owned by Assignor that are being Assigned
$__________	_____.__________	%

[Name of Assignee]	[Name of Assignor]

By:	By:
Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

HILLTOP HOLDINGS, INC., as Administrative Agent	SWS GROUP, INC., as Borrower

By:	By:
Title:	Title:

Exhibit C

FORM OF EXEMPTION CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 29, 2011 (as originally executed and amended, supplemented or otherwise modified from time to time, the “Agreement”), among SWS Group, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time parties to the Agreement (the “Guarantors”), the several banks and other institutions or entities from time to time parties to the Agreement (the “Lenders”), and Hilltop Holdings, Inc., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate; (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code and in this regard, the undersigned further represents and warrants that (A) it is not subject to regulatory or other legal requirements as a bank in any jurisdiction and (B) it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements; (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code; and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

FORM OF EXEMPTION CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 29, 2011 (as originally executed and amended, supplemented or otherwise modified from time to time, the “Agreement”), among SWS Group, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time parties to the Agreement (the “Guarantors”), the several banks and other institutions or entities from time to time parties to the Agreement (the “Lenders”), and Hilltop Holdings, Inc., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate; (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)); (iii) with respect to the extension of credit pursuant to this Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code and in this regard, the undersigned further represents and warrants that neither the undersigned nor any of its partners/members (A) is subject to regulatory or other legal requirements as a bank in any jurisdiction or (B) has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements; (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code; and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

FORM OF EXEMPTION CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 29, 2011 (as originally executed and amended, supplemented or otherwise modified from time to time, the “Agreement”), among SWS Group, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time parties to the Agreement (the “Guarantors”), the several banks and other institutions or entities from time to time parties to the Agreement (the “Lenders”), and Hilltop Holdings, Inc., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate; (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code and in this regard, the undersigned further represents and warrants that (A) it is not subject to regulatory or other legal requirements as a bank in any jurisdiction and (B) it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements; (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) Code; (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code; and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

FORM OF EXEMPTION CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 29, 2011 (as originally executed and amended, supplemented or otherwise modified from time to time, the “Agreement”), among SWS Group, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time parties to the Agreement (the “Guarantors”), the several banks and other institutions or entities from time to time parties to the Agreement (the “Lenders”), and Hilltop Holdings, Inc., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code and in this regard, the undersigned further represents and warrants that neither the undersigned nor any of its partners/members (A) is subject to regulatory or other legal requirements as a bank in any jurisdiction or (B) has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit D

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT dated as of                     , 20     (this “Joinder Agreement”), to the Credit Agreement dated as of July 29, 2011 (the “Agreement”), among SWS Group, Inc. (the “Borrower”), the Subsidiaries of the Borrower from time to time parties to the Agreement (the “Guarantors”), the several banks and other institutions or entities from time to time parties to this Agreement (the “Lenders”), and Hilltop Holdings, Inc., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

WHEREAS, the Guarantors have entered into the Agreement in order to induce the Lenders to extend credit to the Borrower pursuant to the Agreement. Section 5.8 of the Agreement provides that certain Subsidiaries must become Guarantors under the Agreement by execution and delivery of an instrument in the form of this Joinder Agreement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Joinder Agreement in accordance with the requirements of the Agreement to become a Subsidiary Party under the Agreement as consideration for credit previously extended to the Borrower.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.8 of the Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Agreement with the same force and effect as if originally named therein as a Guarantor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct, in all material respects, on and as of the date hereof. Each reference to a “Guarantor” in the Agreement shall be deemed to include the New Subsidiary. The Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Joinder Agreement shall become effective when (a) the Administrative Agent shall have received a counterpart of this Joinder Agreement that bears the signature of the New Subsidiary and (b) the Administrative Agent has executed a counterpart hereof.

SECTION 4. The New Subsidiary hereby represents and warrants that:

(a) Set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

(b) As of the date hereof, the New Subsidiary has complied with all obligations of Section 5.8 of the Agreement.

SECTION 5. Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

SECTION 6. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In the event any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 9.2 of the Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Joinder Agreement to the Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

Legal Name:

Jurisdiction of Formation:

Location of Chief Executive Office:

HILLTOP HOLDINGS, INC., as Administrative Agent

By:
Name:
Title: